EXHIBIT 11 COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                                    Six months ended
                                                         June 30,
                                                1999                1998
Numerator:
  Net income (loss)                        $   93,764         $   33,488

  Effect of dilutive securities:
    Eller put/call option agreement            (2,334)            (2,229)
    Convertible debt                            5,687              2,453

Numerator for net income per
  common share - diluted                   $   97,117         $   33,712


Denominator:
  Weighted average common shares              287,012            222,708

  Effect of dilutive securities:
    Employee stock options                      5,129              4,316
    Eller put/call option agreement             1,693              2,042
    Convertible debt                            9,282              4,666

Denominator for net income
  per common share - diluted                  303,116            233,732

Net income (loss) per common share:
  Basic                                 $         .33      $         .15

  Diluted                               $         .32      $         .14